Exhibit 99.1

JOHN B. SANFILIPPO & SON, INC.

NEWS RELEASE

FOR IMMEDIATE RELEASE

MONDAY, DECEMBER 10, 2012

Board Declares Special Cash Dividend of $1.00 per share of Common Stock and $1.00 per share of Class A Common Stock

Elgin, IL, December 10, 2012 — John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (the “Company”) today announced that its Board of Directors declared a special cash dividend of $1.00 per share on all issued and outstanding shares of Common Stock of the Company and $1.00 per share on all issued and outstanding shares of Class A Common Stock of the Company.

The special cash dividend will be paid on December 28, 2012 to stockholders of record as of the close of business on December 20, 2012.

“We are pleased to announce this $1.00 special cash dividend, payable prior to the end of the calendar year” stated Jeffrey Sanfilippo, Chairman and Chief Executive Officer. “Fiscal 2012 was a profitable year for our company and we are taking this opportunity to return profits to our stockholders through this special cash dividend. Today’s dividend would not be possible without the hard work and dedication of all our employees toward our mission of being the global source for nuts.”

ABOUT THE COMPANY

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit based products that are sold under a variety of private labels and under the Company’s Fisher®, Orchard Valley Harvest™ and Sunshine Country® brand names.

INVESTOR CONTACT

Michael Valentine, Chief Financial Officer

(847) 214-4509

William Pokrajac, Vice President of Risk Management and Investor Relations

(847) 214-4514

FORWARD-LOOKING STATEMENTS

Some of the statements in this press release may be forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, such as a decline in sales to one or more key customers, a decline in sales of private label products or changing consumer preferences; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (v) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively, and decreases in the value of inventory held for other entities, where the Company is financially responsible for such losses; (vi) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vii) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (viii) the ability of the Company to retain key personnel; (ix) the effect of the actions and decisions of the group that has the majority of the voting power with regard to the Company’s outstanding common equity (which may make a takeover or change in control more difficult), including the effect of any agreements pursuant to which such group has pledged a substantial amount of its securities of the Company; (x) the potential negative impact of government regulations, including the Public Health Security and Bioterrorism Preparedness and Response Act and laws and regulations pertaining to food safety, such as the Food Safety Modernization Act; (xi) the Company’s ability to do business in emerging markets while protecting its intellectual property in such markets; (xii) uncertainty in economic conditions, including the potential for economic downturn; (xiii) the Company’s ability to obtain additional capital, if needed; (xiv) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (xv) the adverse effect of litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xvi) losses associated with our status as a licensed nut warehouse operator under the United States Warehouse Act; (xvii) the inability to implement our Strategic Plan or realize other efficiency measures; (xviii) technology disruptions or failures; (xix) the inability to protect the Company’s intellectual property or avoid intellectual property disputes; and (xx) the Company’s ability to successfully integrate and/or identify acquisitions and joint ventures.

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